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  79
                                                                    EXHIBIT 11.2

                           ETHYL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PRO-FORMA EARNINGS PER SHARE
                     for the years ended December 31, 1996 and 1995
                         (In thousands except per share amounts)



On February 29, 1996, the Company completed the acquisition of the worldwide lubricant additives business of Texaco Inc., ("Texaco") including manufacturing and blending facilities, identifiable intangibles and working capital.  As a result of the aforementioned acquisition, the Company believes that the following PRO FORMA financial information is important to enable the reader to obtain a meaningful understanding of the
Company's results of operations.  The PRO FORMA information is provided to present a summary of the combined results of the Company and the worldwide lubricant additives business of Texaco as if the acquisition had occurred as of January 1, 1995.  The pro forma data is for informational purposes only and may not necessarily reflect the results of operations of Ethyl hade the acquired business operated as part of the Company for the years ended December 31, 1996 and 1995.



                                                       1996       1995
Pro-forma net income                                  $94,504    $86,106
                                                      =======    =======

Average number of shares of common stock outstanding  118,444    118,436

Shares issuable upon the assumed exercise of
   outstanding stock options (1)                            4         10
                                                      -------    -------
Shares of common stock and common stock
   equivalents (1) (2)                                118,448    118,446
                                                      =======    =======

Pro-forma earnings per share (3)                        $0.80      $0.73
                                                      =======    =======

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Notes:

(1)   For fully-diluted earnings per share, the shares issuable upon the assumed exercise of outstanding stock options would be 4 and 11 in 1996 and 1995, respectively, and the shares of common stock equivalents would have been 118,448 and  118,447, respectively.

(2)   To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) Primary earnings per share and fully-diluted earnings per share are the same amounts.

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